INSTALLED BUILDING PRODUCTS REPORTS
RECORD THIRD QUARTER 2025 RESULTS

Columbus, Ohio, November 5, 2025, Installed Building Products, Inc. (the "Company" or "IBP") (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced results for the third quarter ended September 30, 2025.
Third Quarter 2025 Highlights (Comparisons are to Prior Year Period)
•Net revenue increased 2.3% to an all-time record of $778.2 million
◦Installation revenue increased 1.0% to $721.1 million, including sales from IBP's recent acquisitions
◦Other revenue, net of eliminations, which includes IBP’s manufacturing and distribution operations, increased 21.7% to $57.1 million from $46.9 million
•Net income increased 8.5% to a record of $74.4 million
•Adjusted EBITDA* increased 5.7% to a record of $139.9 million
•Net income per diluted share increased 12.3% to $2.74
•Adjusted net income* was $86.4 million, or $3.18 per diluted share
•Net cash flow from operations increased 22.4% to $124.1 million
•At September 30, 2025, IBP had $333.3 million in cash and cash equivalents
•Repurchased 200,000 shares of common stock at a total cost of $51.5 million
•Declared third quarter dividend of $0.37 per share that was paid to shareholders on September 30, 2025
Recent Developments
•IBP’s Board of Directors declared the fourth quarter regular cash dividend of $0.37 per share
•Published the 2025 Environmental, Social and Governance Report highlighting the Company’s continued efforts to support environmental sustainability, employee well-being, and community engagement in pursuit of a more sustainable and equitable future

“With another quarter of record financial performance, so far, 2025 has been an encouraging year for IBP. Our branches continue to execute at a high level, delivering reliable installation services to homebuilders of all sizes. While local market dynamics can vary greatly across the country, our results highlight the benefit of IBP’s scale, product and end-market diversity, a focus on service, and the trust we place in all of our branches to make the right decisions for their local markets,” stated Jeff Edwards, Chairman and Chief Executive Officer.
Acquisition Update
IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. To date in 2025, IBP has acquired over $58 million of annual revenue. We anticipate that certain acquisition targets may be delayed to 2026, which would result in acquired revenue for 2025 being less than our annual goal of at least $100 million.
During the 2025 third quarter and October and November 2025, IBP completed the following acquisitions:
•In September 2025, IBP acquired Carolina Precision Fibers ACP, LLC, a manufacturer of cellulose-based insulation for homes, hydromulch for erosion control, and composite materials used in industrial applications based in Ronda, North Carolina with annual revenue of $20 million.

•In October 2025, IBP acquired Echols Glass & Mirror, Inc., a value-added wholesale glass design and fabrication division and a retail sales and installation business, primarily serving residential customers throughout the Southeastern U.S. with annual sales of approximately $12 million.
•In October 2025, IBP acquired Vanderkoy Bros, LLC, an installer of drywall and metal stud framing across a balanced mix of commercial and residential end markets throughout Wisconsin with annual sales of approximately $4 million.
•In November 2025, IBP acquired Big Rock Insulation Corporation, an installer of insulation across single-family, multifamily, and commercial end markets across South Dakota, North Dakota, Wyoming, and Nebraska with annual sales of approximately $3 million.

2025 Third Quarter Cash Dividend
On October 29, 2025, IBP’s Board of Directors approved the Company’s quarterly cash dividend of $0.37 per share, payable on December 31, 2025, to stockholders of record on December 15, 2025. The fourth quarter regular cash dividend represents a 6% increase from last year’s fourth quarter cash dividend payment.
Share Repurchases
During the three months ended September 30, 2025, IBP repurchased 200,000 shares of its common stock at a total cost of $51.5 million and 700,000 shares at a total cost of $134.9 million during the nine months ended September 30, 2025. At September 30, 2025, the Company had approximately $365 million available under its stock repurchase program, expiring March 01, 2026.
Third Quarter 2025 Results Overview
For the third quarter of 2025, net revenue was a record of $778.2 million, an increase of 2.3% from $760.6 million for the third quarter of 2024. On a consolidated same branch basis, net revenue increased 0.4% from the prior year quarter. Residential same branch sales within the Company's Installation segment were down 2.8% in the quarter while commercial same branch sales within the Installation segment were up 11.7% from the prior year quarter.
We achieved a 1.5% increase in price/mix during the third quarter. This result was offset by a 4.8% decrease in job volumes relative to the third quarter last year. It is important to note that the results of our heavy commercial end market and the Other segment results are not included in the price/mix and volume disclosures. Including the heavy commercial installation sales, but still excluding the Other segment results, price mix increased 4.4% while job volume decreased 4.5% during the 2025 third quarter.
Gross profit increased 2.9% to $264.2 million from $256.8 million in the prior year quarter. Gross profit and adjusted gross profit* as a percent of net revenue were 34.0%, compared to 33.8% in the same period last year. Adjusted gross profit primarily adjusts for the Company’s share-based compensation expense.
Selling and administrative expense, as a percent of total revenue, was 18.9% compared to 19.1% in the prior year quarter. Adjusted selling and administrative expense*, as a percent of net revenue, was 18.2% compared to 18.5% in the prior year quarter.
Net income was $74.4 million, or $2.74 per diluted share, compared to $68.6 million, or $2.44 per diluted share in the prior year quarter. Net profit margin for the third quarter was 9.6% compared to 9.0% in the prior year quarter. Adjusted net income* was $86.4 million, or $3.18 per diluted share, compared to $80.1 million, or $2.85 per diluted share in the prior year quarter. Adjusted net profit margin* for the third quarter was 11.1% compared to 10.5% in the prior year quarter. Adjusted net income accounts for the impact of non-core items in both periods, including an addback for non-cash amortization expense related to acquisitions.

EBITDA* was $133.8 million, a 5.1% increase from $127.3 million in the prior year quarter. Adjusted EBITDA* was $139.9 million, a 5.7% increase from $132.3 million in the prior year quarter, representing an adjusted EBITDA margin* of 18.0% and 17.4%, respectively.
Conference Call and Webcast
The Company will host a conference call and webcast on November 5, 2025 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through December 5, 2025 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13755442.
Alternatively, participants can register for the call 15 minutes prior to the event by using the call me option for a faster connection to join the conference call. You can enter your phone number and let the system call you right away. Click here for the call me option.

About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 250 branch locations.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our operations, industry and economic conditions, our financial and business model, payment of dividends, the demand for our services and product offerings, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, and expectations for demand for our services and our earnings. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, general economic and industry conditions; increases in mortgage interest rates and rising home prices; inflation and interest rates; the material price and supply environment; increased tariffs; federal government shutdowns and uncertainty regarding the federal government's policy changes; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited, in millions, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net revenue	$778.2	$760.6	$2,223.3	$2,191.1
Cost of sales	514.0	503.8	1,475.5	1,448.4
Gross profit	264.2	256.8	747.8	742.7
Operating expenses
Selling	36.2	35.8	107.3	103.6
Administrative	111.1	109.2	332.6	318.5
Asset impairment	—	—	—	4.9
Amortization	10.1	10.5	30.3	31.7
Operating income	106.8	101.3	277.6	284.0
Other expense, net
Interest expense, net	6.9	7.7	23.5	27.8
Other income	(0.4)	(0.3)	(0.9)	(0.8)
Income before income taxes	100.3	93.9	255.0	257.0
Income tax provision	25.9	25.3	66.2	67.3
Net income	$74.4	$68.6	$188.8	$189.7
Other comprehensive loss, net of tax:
Net change on cash flow hedges, net of tax benefit of $0.7 and $3.8 for the three months ended September 30, 2025 and 2024, respectively, and $3.9 and $2.1 for the nine months ended September 30, 2025 and 2024, respectively	(2.2)	(10.6)	(11.6)	(5.9)
Comprehensive income	$72.2	$58.0	$177.2	$183.8
Earnings Per Share:
Basic	$2.75	$2.45	$6.92	$6.75
Diluted	$2.74	$2.44	$6.89	$6.71
Weighted average shares outstanding:
Basic	27,070,368	27,986,997	27,302,784	28,110,587
Diluted	27,171,749	28,116,557	27,422,926	28,272,667

Cash dividends declared per share	$0.37	$0.35	$2.81	$2.65

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except share and per share amounts)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$333.3	$327.6
Accounts receivable (less allowance for credit losses of $13.2 and $10.7 at September 30, 2025 and December 31, 2024, respectively)	448.3	433.9
Inventories	187.7	194.6
Prepaid expenses and other current assets	66.0	98.8
Total current assets	1,035.3	1,054.9
Property and equipment, net	184.7	174.8
Operating lease right-of-use assets	98.1	95.6
Goodwill	444.3	432.6
Customer relationships, net	171.9	178.8
Other intangibles, net	88.4	91.7
Other non-current assets	28.4	31.5
Total assets	$2,051.1	$2,059.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$34.8	$32.4
Current maturities of operating lease obligations	36.9	34.3
Current maturities of finance lease obligations	2.8	2.8
Accounts payable	137.9	146.6
Accrued compensation	74.2	66.4
Other current liabilities	85.7	76.5
Total current liabilities	372.3	359.0
Long-term debt	846.0	842.4
Operating lease obligations	61.1	61.0
Finance lease obligations	3.7	5.4
Deferred income taxes	22.0	26.3
Other long-term liabilities	67.4	60.5
Total liabilities	1,372.5	1,354.6
Commitments and contingencies (Note 16)
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock; $0.01 par value: 100,000,000 authorized, 33,837,357 and 33,713,662 issued and 27,125,389 and 27,758,491 shares outstanding at September 30, 2025 and December 31, 2024, respectively	0.3	0.3
Additional paid in capital	280.1	261.3
Retained earnings	976.8	865.5
Treasury stock; at cost: 6,711,968 and 5,955,171 shares at September 30, 2025 and December 31, 2024, respectively	(602.0)	(456.8)
Accumulated other comprehensive income	23.4	35.0
Total stockholders’ equity	678.6	705.3
Total liabilities and stockholders’ equity	$2,051.1	$2,059.9

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine months ended September 30,
	2025	2024
Cash flows from operating activities
Net income	$188.8	$189.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	49.2	43.1
Amortization of operating lease right-of-use assets	27.2	24.4
Amortization of intangibles	30.3	31.7
Amortization of deferred financing costs and debt discount	1.2	1.2
Provision for credit losses	6.1	4.9
Write-off of debt issuance costs	—	1.1
Gain on sale of property and equipment	(1.1)	(1.6)
Non-cash stock compensation	16.5	13.2
Asset impairment	—	4.9
Other, net	(9.0)	(10.3)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(17.5)	(31.5)
Inventories	8.5	(16.4)
Other assets	16.0	5.3
Accounts payable	(9.1)	7.5
Income taxes receivable/payable	4.8	4.6
Other liabilities	(5.4)	(6.6)
Net cash provided by operating activities	306.5	265.2
Cash flows from investing activities
Purchases of property and equipment	(55.0)	(66.7)
Acquisitions of businesses, net of cash acquired of $— in 2025 and 2024, respectively	(32.3)	(41.9)
Proceeds from sale of property and equipment	1.9	2.4
Settlements with interest rate swap counterparties	10.4	13.6
Other	(5.4)	(1.8)
Net cash used in investing activities	$(80.4)	$(94.4)

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(unaudited, in millions)

	Nine months ended September 30,
	2025	2024
Cash flows from financing activities
Proceeds from Term Loan	$—	$142.9
Payments on Term Loan	(3.8)	(135.5)
Proceeds from vehicle and equipment notes payable	31.6	18.8
Debt issuance costs	—	(1.5)
Principal payments on long-term debt	(22.7)	(22.7)
Principal payments on finance lease obligations	(2.2)	(2.2)
Dividends paid	(77.7)	(75.0)
Acquisition-related obligations	(1.6)	(1.5)
Repurchase of common stock	(134.9)	(66.4)
Surrender of common stock awards by employees	(9.1)	(8.0)
Net cash used in financing activities	(220.4)	(151.1)
Net change in cash and cash equivalents	5.7	19.7
Cash and cash equivalents at beginning of period	327.6	386.5
Cash and cash equivalents at end of period	$333.3	$406.2
Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$34.9	$37.0
Income taxes, net of refunds	57.7	62.8
Supplemental disclosures of non-cash activities
Right-of-use assets obtained in exchange for operating lease obligations	$29.8	$31.5
Property and equipment obtained in exchange for finance lease obligations	0.6	1.9
Seller obligations in connection with acquisition of businesses	3.7	3.8
Unpaid purchases of property and equipment included in accounts payable	4.7	5.5
Accrued excise tax on common stock repurchases	1.2	0.5

INSTALLED BUILDING PRODUCTS, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Information on Segments
Our Company has three operating segments consisting of Installation, Distribution and Manufacturing. The Other category reported below reflects the operations of our Distribution and Manufacturing operating segments. The following tables represent our segment information for the three and nine months ended September 30, 2025 and 2024 (in millions):

	Three months ended September 30,		Nine months ended September 30,
Installation Segment	2025	2024	2025	2024
Revenue	$721.1	$713.7	$2,083.9	$2,066.9
Cost of sales (1)	455.2	455.9	1,323.0	1,318.4
Segment gross profit	$265.9	$257.8	$760.9	$748.5
Segment gross profit percentage	36.9%	36.1%	36.5%	36.2%
(1)    Cost of sales included in the Installation segment gross profit is exclusive of depreciation and amortization for the three and nine months ended September 30, 2025 and 2024.
The reconciliation of Installation revenue and segment gross profit for each period as shown in the table above to consolidated net revenue and income before income taxes is as follows (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Reconciliation of revenue:
Installation segment revenue	$721.1	$713.7	$2,083.9	$2,066.9
Other revenue (1)	73.3	51.7	173.9	136.0
Elimination of inter-segment revenue	(16.2)	(4.8)	(34.5)	(11.8)
Total consolidated net revenue	$778.2	$760.6	$2,223.3	$2,191.1
Reconciliation of segment gross profit:
Installation segment gross profit	$265.9	$257.8	$760.9	$748.5
Other gross profit (1)	18.4	14.7	42.7	38.0
Elimination of inter-segment gross profit	(4.8)	(1.5)	(10.1)	(3.4)
Less:
Depreciation and amortization	15.3	14.2	45.7	40.4
Total consolidated gross profit, as reported	264.2	256.8	747.8	742.7
Operating expenses	157.4	155.5	470.2	458.7
Operating income	106.8	101.3	277.6	284.0
Other expense, net	6.5	7.4	22.6	27.0
Income before income taxes	$100.3	$93.9	$255.0	$257.0
(1)    Other revenue and other gross profit include the remaining two operating segments, Distribution and Manufacturing before inter-segment eliminations. These operating segments are each below the quantitative thresholds for being reported as a reportable segment for the three and nine months ended September 30, 2025 and 2024.

INSTALLED BUILDING PRODUCTS, INC.
REVENUE BY END MARKET
(unaudited, in millions)

	Three months ended September 30,				Nine months ended September 30,
	2025		2024		2025		2024
Installation
Residential new construction	$540.3	70%	$548.8	72%	$1,583.5	71%	$1,594.0	73%
Repair and remodel	46.1	6%	44.9	6%	131.7	6%	127.5	6%
Commercial	134.7	17%	120.0	16%	368.7	17%	345.4	15%
Net revenues - Installation	$721.1	93%	$713.7	94%	$2,083.9	94%	$2,066.9	94%
Other	57.1	7%	46.9	6%	139.4	6%	124.2	6%
Net revenue, as reported	$778.2	100%	$760.6	100%	$2,223.3	100%	$2,191.1	100%

Reconciliation of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting GAAP net income, EBITDA, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.
We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.
Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.
We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED NET INCOME CALCULATIONS
(unaudited, in millions, except share and per share amounts)

The tables below reconcile Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein. We have included Adjusted Net Income in this press release because it is a key measure used by our management team to understand the operating performance and profitability of our business. During the three months ended June 30, 2024, we decided to wind down the operations of a single new commercial end market-oriented branch that focused on the installation of a non-core end product, due to shifting market conditions, an unfavorable contract settlement, and sub-standard operating performance. For the periods ended June 30, September 30, and December 31, 2024 we reported Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) per Share, dispositions and net of dispositions in order to provide useful insight and metrics relevant to understanding and evaluating the results of our ongoing operations given plans to close a single new commercial end market-oriented branch. As of the three months ended June 30, 2025, the closing of this branch is essentially complete and its financial results were insignificant. Therefore, we have chosen not to report any financial results for dispositions or net of dispositions in the tables below.
Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net income, as reported	$74.4	$68.6	$188.8	$189.7
Adjustments for adjusted net income
Share-based compensation expense	5.3	4.5	16.5	13.2
Acquisition related expenses	0.8	0.5	1.8	1.6
Amortization expense (1)	10.1	10.5	30.3	31.7
Loan refinancing expenses (2)	—	—	—	4.1
Asset impairment (3)	—	—	—	4.9
Tax impact of adjusted items at a normalized tax rate (4)	(4.2)	(4.0)	(12.6)	(14.4)
Adjusted net income	$86.4	$80.1	$224.8	$230.8
Weighted average shares outstanding (diluted)	27,171,749	28,116,557	27,422,926	28,272,667
Diluted net income per share, as reported	$2.74	$2.44	$6.89	$6.71
Adjustments for diluted adjusted net income, net of tax impact, per share (5)	0.44	0.41	1.31	1.45
Diluted adjusted net income per share	$3.18	$2.85	$8.20	$8.16

(1)    Addback of all non-cash amortization resulting from business combinations.
(2)    Includes $1.1 million of non-cash write-off of capitalized loan expense and $3.0 million of cash paid to third parties in connection with loan refinancing for the three months ended March 31, 2024.
(3)    During the three and six months ended June 30, 2024, we recognize intangible and asset impairment charges for a combined amount of $4.9 million related to winding down the operations of a branch that installs one of our non-core building products.
(4)    Normalized effective tax rate of 26.0% applied to periods presented.
(5)    Includes adjustments related to the items noted above, net of tax.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED GROSS PROFIT CALCULATIONS
(unaudited, in millions)

The table below reconciles Adjusted Gross Profit to the most directly comparable GAAP financial measure, gross profit, for the periods presented therein.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Gross profit	$264.2	$256.8	$747.8	$742.7
Share-based compensation expense	0.2	0.2	0.8	0.8
Adjusted gross profit	$264.4	$257.0	$748.6	$743.5

Gross profit margin	34.0%	33.8%	33.6%	33.9%
Adjusted gross profit margin	34.0%	33.8%	33.7%	33.9%

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS
(unaudited, in millions)

The table below reconciles Adjusted Selling and Administrative to the most directly comparable GAAP financial measure, selling and administrative, for the periods presented therein.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Selling expense	$36.2	$35.8	$107.3	$103.6
Administrative expense	111.1	109.2	332.6	318.5
Selling and Administrative expense, as reported	147.3	145.0	439.9	422.1
Share-based compensation expense	5.1	4.1	15.7	12.3
Acquisition related expenses	0.8	0.5	1.8	1.6
Adjusted Selling and Administrative expense	$141.4	$140.4	$422.4	$408.2

Selling and Administrative expense - % Total revenue	18.9%	19.1%	19.8%	19.3%
Adjusted Selling and Administrative expense - % Total revenue	18.2%	18.5%	19.0%	18.6%

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
EBITDA AND ADJUSTED EBITDA CALCULATIONS
(unaudited, in millions)

The tables below reconcile EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein. For the periods ended June 30, September 30, and December 31, 2024 we reported Adjusted EBITDA, dispositions and net of dispositions in order to provide useful insight and metrics relevant to understanding and evaluating the results of our ongoing operations given plans to close a single new commercial end market-oriented branch. As of the three months ended June 30, 2025, the closing of this branch is essentially complete and its financial results were insignificant. Therefore, we have chosen not to report any financial results for dispositions or net of dispositions in the tables below.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net income, as reported	$74.4	$68.6	$188.8	$189.7
Interest expense	6.9	7.7	23.5	27.8
Provision for income tax	25.9	25.3	66.2	67.3
Depreciation and amortization	26.6	25.7	79.5	74.9
EBITDA	133.8	127.3	358.0	359.7
Acquisition related expenses	0.8	0.5	1.8	1.6
Share based compensation expense	5.3	4.5	16.5	13.2
Asset impairment (1)	—	—	—	4.9
Adjusted EBITDA	$139.9	$132.3	$376.3	$379.4

Net profit margin	9.6%	9.0%	8.5%	8.7%
EBITDA margin	17.2%	16.7%	16.1%	16.4%
Adjusted EBITDA margin	18.0%	17.4%	16.9%	17.3%

(1)    During the three and six months ended June 30, 2024, we recognized intangible and asset impairment charges for a combined amount of $4.9 million related to winding down the operations of a branch that installs one of our non-core building products.

INSTALLED BUILDING PRODUCTS, INC.
SUPPLEMENTARY TABLE
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Period-over-period Growth
Consolidated Sales Growth	2.3%	7.7%	1.5%	6.5%
Consolidated Same Branch Sales Growth	0.4%	5.2%	(0.9)%	4.3%

Installation
Sales Growth	1.0%	7.9%	0.8%	6.8%
Same Branch Sales Growth	(0.1)%	5.4%	(1.0)%	4.6%

Single-Family Sales Growth	(0.3)%	8.8%	0.4%	7.7%
Single-Family Same Branch Sales Growth	(1.9)%	5.7%	(2.2)%	5.1%

Multi-Family Sales Growth	(6.4)%	3.6%	(4.8)%	7.5%
Multi-Family Same Branch Sales Growth	(6.5)%	2.4%	(5.1)%	6.6%

Residential Sales Growth	(1.5)%	7.7%	(0.7)%	7.7%
Residential Same Branch Sales Growth	(2.8)%	5.0%	(2.8)%	5.4%

Commercial Sales Growth (1)	12.2%	7.7%	6.8%	2.0%
Commercial Same Branch Sales Growth	11.7%	6.1%	6.2%	(0.1)%

Other (2)
Sales Growth (2)	41.9%	9.1%	27.9%	6.0%
Same Branch Sales Growth (2)	29.8%	7.2%	16.6%	4.7%

Same Branch Sales Growth - Installation (3)
Volume Growth (4)(6)	(4.8)%	3.0%	(4.5)%	0.4%
Price/Mix Growth(5)(6)	1.5%	2.7%	1.6%	4.1%

U.S. Housing Market (7)
Total Completions Growth	(9.7)%	22.7%	(6.7)%	13.7%
Single-Family Completions Growth	0.7%	5.7%	(1.9)%	2.5%
Multi-Family Completions Growth	(25.4)%	62.3%	(15.2)%	37.7%

(1)    Our commercial end market consists of heavy and light commercial projects.
(2)    Calculated based on period-over-period gross sales change, including intercompany transactions, in our Other category which consists of our Manufacturing and Distribution operating segments.
(3)    The heavy commercial end market, a subset of our total commercial end market, comprises projects that are much larger than our average installation job. This end market is excluded from the volume growth and price/mix growth calculations for our Installation segment as to not skew the growth rates given its much larger per-job revenue compared to the average jobs in our remaining end markets.
(4)    Calculated as period-over-period change in the number of completed same-branch jobs within our Installation segment for all markets we serve except the heavy commercial end market.

(5)    Defined as change in the mix of products sold and related pricing changes and calculated as the change in period-over-period average selling price per same-branch jobs within our Installation segment for all markets we serve except the heavy commercial market, multiplied by total current year jobs. The mix of end customer and product would have an impact on the year-over-year price per job.
(6) We revised this calculation to exclude certain intercompany sales. Percentages in all periods presented conform to this revised method.
(7)    U.S. Census Bureau data, as revised. Three months ended September 30, 2025 and nine months ended September 30, 2025 only compares results through August. As of the date of this press release, U.S. Census Bureau data for September 2025 has not been published.

INSTALLED BUILDING PRODUCTS, INC.
INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS
(unaudited, in millions)

Revenue Increase
	Three months ended September 30,				Nine months ended September 30,
	2025	% Total	2024	% Total	2025	% Total	2024	% Total
Same Branch	$3.4	19.2%	$36.6	67.7%	$(20.6)	(63.6)%	$88.5	66.4%
Acquired	14.3	80.8%	17.5	32.3%	53.0	163.6%	44.7	33.6%
Total	$17.7	100.0%	$54.1	100.0%	$32.4	100.0%	$133.2	100.0%

Adjusted EBITDA Margin Contributions *
	Three months ended September 30,				Nine months ended September 30,
	2025	% Margin	2024	% Margin*	2025	% Margin*	2024	% Margin
Same Branch(1)	$5.0	147.1%	$(1.4)	NMF	$(12.4)	(60.2)%	$13.7	15.5%
Acquired	2.7	18.9%	3.3	18.9%	9.4	17.7%	8.1	18.1%
Total	$7.7	43.5%	$1.9	3.5%	$(3.0)	NMF	$21.8	16.4%

(1)    Same branch adjusted EBITDA margin contribution percentage is a percentage of same branch revenue increase.
*    During the nine months ended September 30, 2025, same branch revenue decreased and same branch and total adjusted EBITDA decreased. The negative same branch % margin result reflects a decremental margin. NMF - Not meaningful figure.

Source: Installed Building Products, Inc.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net